UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 1, 2005

The Manitowoc Company, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066

(Address of principal executive offices including zip code)

(920) 684-4410

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective January 1, 2005, The Manitowoc Company, Inc. adopted a Short-Term Incentive Plan, which replaces The Manitowoc Company, Inc. Management Incentive Compensation Plan (Economic Value Added (EVA®) Bonus Plan) adopted July 4, 1993, as amended.  The Short-Term Incentive Plan continues to be based on EVA® principles and is described below.  A copy of the Short-Term Incentive Plan is filed as exhibit 10.1.

The Short-Term Incentive Plan

Summary Description

The Short-Term Incentive Plan is an incentive compensation program, which effective for the fiscal year commencing January 1, 2005, replaces The Manitowoc Company, Inc. Management Incentive Plan (Economic Value Added (EVA) Bonus Plan) (the “Prior Plan”).  The Short-Term Incentive Plan provides for annual bonuses for all executive officers of the Company along with certain other officers and key employees of the Company and its subsidiaries, if their performance adds value for the Company’s shareholders.  The objective under the Short-Term Incentive Plan is to provide an incentive share portion of compensation based on more typical market practices, eliminating some of the volatility that existed under the Prior Plan.  Except for officers of the Company, the Company’s Sr. Vice President Human Resources and Administration (the “Administrator”) determines who will participate under the Short-Term Incentive Plan.  The Company’s Compensation Committee determines what officers will participate in the Short-Term Incentive Plan.

Bonuses payable under the Short-Term Incentive Plan are determined based on improvements in Economic Value Added (“EVA”), which is a technique developed by Stern Stewart & Co., a financial consulting firm based in New York, that measures the economic profit generated by a business.  EVA is equal to the difference between (i) net operating profit after tax, defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as amortization of good-will, bad debt reserve and inventory reserve expenses, and capitalized research and development, and (ii) a capital charge, defined as capital employed times the weighted average cost of capital.

Participants are divided into eleven classifications which have target bonus levels ranging from 2% to 75% of base salary.  It is intended that the assignment of a particular classification correspond with a position’s relative effect on the Company’s performance.  A participant’s classification is determined by the Compensation Committee for officers of the Company and by the Administrator for all other participants.

Under the Short-Term Incentive Plan, bonuses are awarded to each plan participant based on the improvement in EVA for the participant’s business unit.  To measure the improvement (or deterioration) in EVA, an EVA target is set yearly for each business unit.  The target EVA for an upcoming year is based on the prior fiscal year’s actual EVA plus the expected improvement in EVA for the upcoming fiscal year.  The expected improvement factors for the business units and groups are evaluated and recalibrated by the Compensation Committee no less than every three years.  If the actual EVA for a given year is in excess of the target EVA for the year, the bonus calculation will produce an amount in excess of the participant’s target bonus.  If the actual EVA for a given year is less than the target EVA for the year, the bonus calculation will produce an amount less than the individual’s target bonus.  Bonuses payable under the Short-Term Incentive Plan can range from 20% to 250% of the target award opportunity.  If the actual bonus performance value for a given year is less than 20% of the targeted bonus performance value for that year, no bonus will be paid for that year.  If the actual bonus performance value for a given year is more than 250% of the targeted bonus performance value for that year, the bonus performance value for that year is capped at 250%.  Unlike the Prior Plan, the Short-Term Incentive Plan does not contain a “bonus bank” feature (other than a transition rule).  Earned awards for a given year will be fully paid out after the end of the year, subject to a three-year transition period for positive and negative bank balances outstanding after the payment of the fiscal 2004 incentive awards under the Prior Plan.

Item 9.01.  Financial Statements and Exhibits.

(c)                                  Exhibits

10.1         Short-Term Incentive Plan, Effective January 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: January 5, 2005	/s/ Thomas G. Musial
Thomas G. Musial
Senior Vice President of Human Resources and Administration

THE MANITOWOC COMPANY, INC.

EXHIBIT INDEX

TO

FORM 8-K CURRENT REPORT

Dated as of January 1, 2005

Exhibit No.	Description	Filed Herewith

10.1	The Manitowoc Company, Inc. Short-Term Incentive Plan	X